Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion of our report dated September 9, 2024, except for Note 27 as to which the date is October 4, 2024, in the Registration Statement on Form F-1 of Diginex Limited (“the Company”), with respect to our audit of the combined financial statements of Diginex Limited as of March 31, 2024 and 2023 and for the years then ended, which appears in the Prospectus as part of this Registration Statement. Our report contained an Emphasis of Matters paragraph regarding uncertainty about the Company’s ability to continue as a going concern.

We also consent to the reference to our Firm under the caption “Experts” in such Prospectus.

/s/ UHY LLP

New York, New York

October 4, 2024